EXHIBIT 5

Frederick M. Lehrer, P.A.

Frederick M. Lehrer, Esq.

Attorney and Counselor at Law

600 River Birch Court, 1015

Clermont, Florida 34711

flehrer@securitiesattorney1.com

(561) 706-7646

Dynamic Enviro, Inc.

9100 Kiln Waveland Cutoff Road,

Waveland, MS  39520

Attn: Board of Directors

August 9, 2016

Gentlemen:

This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of Dynamic Enviro, Inc., a Florida corporation (the “Company”), of up to 2,945,320 common stock shares (the “Shares), all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission. The Shares cover the resale by 43 selling security holders of a maximum of 2,945,320 common stock shares.

I have examined the Company’s Articles of Incorporation, Bylaws, and Board of Directors’ resolutions, the applicable laws of the State of Florida and a copy of the Registration Statement. In my opinion:

•	The Shares being registered for resale and held by the selling shareholders currently are legally issued, fully paid and non-assessable; and
•	The Shares when sold will be validly issued and represent fully paid and non-assessable shares of the Company’s common stock.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference of Frederick M. Lehrer, Esquire under the caption “Legal Matters” in the registration statement.

Very truly yours,

Frederick M. Lehrer, P.A.

By: /s/ Frederick M. Lehrer, Esquire